Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the inclusion in this Amendment No. 4 to the Registration Statement on Form S-1 of VeriChip Corporation of our report dated January 21, 2005 (December 15, 2005 as to Note 13 and 14) on our audits of the financial statements of Instantel Inc. as of December 31, 2004 and 2003 and for each of the years in the two-year period ended December 31, 2004, which report includes an explanatory paragraph regarding a restatement of the 2004 and 2003 financial statements, appearing in the Prospectus which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/S/ Deloitte & Touche LLP

Deloitte & Touche LLP

Ottawa, Canada

December 21, 2006